Consent of Independent Auditors
We consent to the incorporation by reference in the Registration Statements on Form S-3 (Nos. 333-12255, 333-12257, 333-52087, 333-86712, 333-107575, and 333-157786), Form S-3MEF (No. 333-49543), Form S-3ASR (Nos. 333-187269, 333-203483, 333-209475, and 333-223984), and Form S-8 (Nos. 333-31571, 333-31569, 333-43047, 333-58135, 333-103528, 333-129615, 333-152884, 333-209476, and 333-223723) of Sinclair Broadcast Group, Inc. of our report dated October 22, 2019, with respect to the combined financial statements of Fox Sports Net, LLC and Related Businesses, included in this Current Report on Form 8-K/A.

/s/ Ernst & Young LLP
New York, New York
November 8, 2019